                             EASTERN BANCORP, INC.
                               537 CENTRAL AVENUE
                           DOVER, NEW HAMPSHIRE 03820
                                 (603) 749-2150

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 7, 1996

    NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of Eastern Bancorp, Inc. (the "Company") will be held on Wednesday, February 7, 1996 at 10:30 a.m. in the Adirondack Ballroom at the Radisson Hotel, 60 Battery Street, Burlington, Vermont, for the following purposes:

    (1) To elect three directors for a three-year term (Proposal 1);

    (2) To ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1996 (Proposal 2); and

    (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on December 13, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of common stock of the Company at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

                                         By Order of the Board of Directors

                                         W. Stevens Sheppard
                                          Chairman of the Board
Dover, New Hampshire
December 29, 1995

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             EASTERN BANCORP, INC.
                               537 CENTRAL AVENUE
                           DOVER, NEW HAMPSHIRE 03820
                                 (603) 749-2150

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 7, 1996

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    This Proxy Statement is furnished to stockholders of Eastern Bancorp, Inc. ("Eastern Bancorp" or the "Company") in connection with the solicitation by the Board of Directors of Eastern Bancorp of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Wednesday, February 7, 1996 at 10:30 a.m. in the Adirondack Ballroom, at the Radisson Hotel, 60 Battery Street, Burlington, Vermont, and at any adjournments thereof.

    On May 9, 1995, an Agreement and Plan of Merger (the "Merger Agreement") was adopted and executed by each of the Company, Rockingham Bancorp, Inc., a wholly owned subsidiary of the Company ("Rockingham"), First Savings of New Hampshire, a wholly owned subsidiary of Rockingham ("First Savings"), and Vermont Federal Bank, FSB, a wholly owned subsidiary of the Company ("Vermont Federal"). Pursuant to the Merger Agreement, Rockingham was dissolved and First Savings was merged into Vermont Federal (the "Merger") on October 1, 1995. In the Merger, Vermont Federal was the surviving entity and successor to the rights and obligations of First Savings.

    Unless otherwise specified, all references in this Proxy Statement to Vermont Federal and all references to First Savings, as appropriate, refer to Vermont Federal as successor to the rights and obligations of First Savings.

    If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED (1) FOR PROPOSAL 1 TO ELECT THE THREE NOMINEES OF THE BOARD OF DIRECTORS TO SERVE AS DIRECTORS FOR THREE-YEAR TERMS AND (2) FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1996. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Board of Directors. The Board of Directors is not aware of any other such matters that are proposed to be presented at the Annual Meeting.

    The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. However, stockholders may revoke a proxy at any time prior to its exercise by filing with the secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

    The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Eastern Bancorp has also retained Corporate Investor Communications, Inc., a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $3,750 plus reimbursement of certain out-of-pocket expenses authorized by the Company. It is anticipated that this Proxy Statement will be mailed to stockholders on or about December 29, 1995.

    The securities which can be voted at the Annual Meeting consist of shares of common stock of the Company, with each share entitling its owner to one vote on all matters. Under the Company's Certificate of Incorporation, cumulative voting to elect directors is not authorized. The close of business on December 13, 1995 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. There were approximately 997 record holders of the Company's common stock as of that date, and the number of shares outstanding as of that date was 2,398,466. The presence, in person or by proxy, of at least one third of the outstanding shares of the Company entitled to vote is necessary to constitute a quorum at the Annual Meeting.

    A copy of the Annual Report to Stockholders for the fiscal year ended September 30, 1995 accompanies this Proxy Statement. THE COMPANY IS REQUIRED TO FILE AN ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED SEPTEMBER 30, 1995 WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K BY WRITING TO ROBERT K. HAMME, CORPORATE SECRETARY, EASTERN BANCORP, INC., 282 WILLISTON ROAD, P.O. BOX 700, WILLISTON, VERMONT 05495.

    The election of directors will be decided by plurality vote. The proposal to ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company requires the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting.

    Shares of common stock represented in person or by proxy at the Annual Meeting (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether or not a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter by a stockholder present in person or represented by proxy at the Annual Meeting has the same legal effect as a vote "against" the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter, such shares will not be considered to be present and entitled to vote with respect to that matter, nor will they be counted as votes in favor. Accordingly, such a "broker non-vote" will have no effect on the voting for the election of directors or the ratification of independent auditors.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

    The Board of Directors of Eastern Bancorp consists of eleven persons at present. Directors are elected for staggered terms of three years and until their successors are elected and qualified. The directors are divided into three classes as nearly equal in number as possible. The term of office of only one class of directors expires in each year. At the Annual Meeting, three directors will be elected for three-year terms.

    Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the Board of Directors' nominees listed below. The Board of Directors believes that each such nominee will stand for election and will serve if elected as a director. However, if any such person fails to stand for election or is unable to accept election, proxies will be voted by the proxyholders for the election of such other person or persons as the Board of Directors may recommend.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

    Set forth below is certain information regarding the Board of Directors' nominees for director and the continuing directors.

                                     DIRECTOR    FOR TERM                  POSITION(S) HELD
                           AGE (A)   SINCE (B)   EXPIRING                  WITH THE COMPANY
                           -------   ---------   -------- --------------------------------------------------
NOMINEES FOR 3-YEAR TERM:
-------------------------
John A. Cobb                 51        1988        1999   President, Chief Executive Officer, Director
Mary Alice McKenzie          38        1991        1999   Director
Ernest A. Pomerleau          48        1990        1999   Director
CONTINUING DIRECTORS:
-------------------------
Michael D. Flynn             56        1991        1997   Director
E. David Humphrey            53        1992        1997   Director and Executive Vice President; President
                                                            and Chief Operating Officer of Vermont Federal
                                                            Bank
John S. Kimbell              49        1993        1997   Director
Garry T. Melia               53        1987        1997   Director
John K. Dwight               51        1989        1998   Director
Steven F. Shea               53        1985        1998   Director and Executive Vice President
W. Stevens Sheppard          65        1989        1998   Director
James M. Sutton              54        1995        1998   Director

--------------------------
(a)  At December 31, 1995.

(b) The dates shown include service as directors of the Company's subsidiaries, Vermont Federal, in the case of Ms. McKenzie and Messrs. Cobb, Humphrey and Pomerleau, or First Savings, (together with Vermont Federal, into which First Savings was merged effective October 1, 1995, the "Banks"), in the case of Messrs. Melia and Shea.

    The business background of the Board of Directors' nominees for director and the continuing directors for the past five years follows.

    JOHN A. COBB, C.P.A. was elected President, Chief Executive Officer and a Director of the Company in August 1988 and in February 1989, Mr. Cobb became the Company's Chief Executive Officer. He also currently serves as a director of Vermont Federal. He has a Bachelors degree from West Virginia University and is a Certified Public Accountant. Mr. Cobb currently serves on the boards of the Vermont Business Roundtable and Flynn Theatre, as well as being a member of the Campaign for the New Century for Trinity College in Burlington, Vermont, and the South Burlington Lions Club. Prior to joining Eastern Bancorp, he most recently served as advisor to Atlantic Financial Federal, Charleston, West Virginia. He was elected President and Chief Executive Officer of Magnet Bank, FSB, Charleston, West Virginia in 1985, serving in that capacity until 1988. In addition to being President, he served as Chairman of the Board of Directors of each subsidiary company, as well as a member of the Board of Directors of the parent bank. Prior to 1985, he served as Executive Vice President and Chief Operating Officer of Magnet. In February 1988, a receiver was appointed for Magnet Bank. In January 1991, the Federal Deposit Insurance Corporation

("FDIC") filed a lawsuit against Mr. Cobb in connection with his former positions at Magnet Bank. In October 1991, the lawsuit was dismissed without any liability of Mr. Cobb. In connection with the dismissal of the FDIC claims, the insurance company which had issued director and officer liability coverage to Magnet Bank made a payment to the FDIC within the policy limits. No payment was required to be made by Mr. Cobb, and the insurance company funded the cost of Mr. Cobb's defense. Mr. Cobb had expressly denied any liability to the FDIC, and the settlement specifically provides that it is not to be construed as an admission of any liability on his part.

    MARY ALICE MCKENZIE is the President of McKenzie's L.L.C., a meat company that was organized in 1907 in Burlington, Vermont and was in the McKenzie family for four generations. She is a Director of Vermont Federal and the Central Vermont Public Service Company. Ms. McKenzie is a director of, and on the Executive Committees of, the Greater Burlington Industrial Corporation, the Associated Industries of Vermont and the American Meat Institute. She is a member of the Governor's Council of Economic Advisors. Ms. McKenzie holds a Bachelors of Business Administration from St. Mary's College in Notre Dame, Indiana and a J.D. from Valparaiso University in Valparaiso, Indiana.

    ERNEST A. POMERLEAU is President of Pomerleau Real Estate in Burlington, Vermont, which owns and manages over 1.5 million square feet of commercial space. He currently serves as Chairman of the Board of Vermont Federal, is a member of the Executive Committee of Eastern Bancorp, and Chair of its Compensation Committee. Mr. Pomerleau is also currently a director for the Vermont Respite House, Greater Burlington Industrial Corporation and the Cancer Wellness Center. Mr. Pomerleau has previously served on the boards of the Chamber of Commerce, Downtown Burlington Development Association, Mater Christi School Board, the Preservation Trust of Vermont, the Flynn Theatre for the Performing Arts, and the Burlington Rotary Club. Mr. Pomerleau graduated from St. Michael's College in Colchester, Vermont.

    JOHN K. DWIGHT is currently President, Chief Executive Officer, and a director of Dwight Asset Management Company, Inc. located in Burlington, Vermont, which was acquired by United Asset Management Company, in Boston, Massachusetts. Dwight Asset Management Company, Inc. provides strategic consulting advice regarding aspects of pension finance and manages over $8 billion for retirement plan assets for various Fortune 500 companies. Upon graduation from the University of North Carolina in Chapel Hill in 1967 with a B.A. in English, Mr. Dwight joined Fidelity Mutual Life Insurance Company in Cincinnati, Ohio, as a sales and pension consultant. Upon moving to Vermont in 1975, Mr. Dwight became a partner in Brown Bridgman & Company, offering preferred investment vehicles for pension plans, and later owned and operated John K. Dwight, Inc. and John K. Dwight Asset Management Company from 1985 through 1994 when the company was acquired by United Asset Management Company.

    STEVEN F. SHEA was elected a Director and Executive Vice President of the Company effective August 31, 1989 upon consummation of Eastern Bancorp's acquisition of Rockingham, the former holding company of First Savings. Mr. Shea served as President and Chief Executive Officer and a director of First Savings since August 1985 and as President and Chief Executive Officer and a director of Rockingham Bancorp since Rockingham's establishment as the holding company for First Savings in July 1987. Since the merger of First Savings into Vermont Federal on October 1, 1995, Mr. Shea has been head of commercial lending for the combined banks. From January 1984 to August 1985, Mr. Shea served as Executive Vice President of Peoples Savings Bank in Worcester, Massachusetts. He is currently a director of the Community Bank League of New England and a director and President of The Housing Partnership, a non-profit New Hampshire and southeastern Maine affordable housing organization. Mr. Shea holds a B.S. from the University of Massachusetts and an M.B.A. from Boston College.

    W. STEVENS SHEPPARD was elected to the Board in 1989 and currently serves as Chairman. He is an Administrator of Pequot Investment Advisors, Inc., and an Advisory Director of Berkshire Capital Corporation. Mr. Sheppard was a Managing Director of Berkshire Capital Corporation from March 1988 to June 1995 and, prior to that, a Managing Director of Financial Institutions Group in Corporate Finance, specializing in the thrift and mortgage banking industries with Paine Webber. Prior thereto, he served as President and Director of Paine Webber Real Estate Securities Inc., as well as a board member of a number of Paine Webber subsidiaries. As an investment banker, Mr. Sheppard has been involved in many investment banking transactions, including various transactions concerning thrifts. Mr. Sheppard is a graduate of the University of Virginia with a B.A. in Economics, and is a retired Naval Officer.

    JAMES M. SUTTON was elected to the Board of Directors effective November 1, 1995. Mr. Sutton is the general partner of James M. Sutton Investors Limited of Englewood, Colorado, President and Chief Executive Officer of Maxwell Corporation, an investment company headquartered in Welch, West Virginia, and President of Monogram Homes, Inc. of Englewood, Colorado, a residential construction firm. In addition, Mr. Sutton serves as a Director of SBR, Inc., of Parkersburg, West Virginia, a manufacturer of vinyl windows with subsidiary operations that include the retail and mail order distribution of woodworking tools. In addition, he serves as Director of Steel Works, Inc. of Denver, Colorado, a company engaged in international steel sales. He has formerly held positions as Chairman of the Board and Director of Security Bank in Fairmont, West Virginia, Guarantee Bank of Charleston, West Virginia and the Bank of War in War, West Virginia. He currently serves as President of Ameribank in Northfork, West Virginia, and Chairman of American Bankshares, Inc., a bank holding company in Welch, West Virginia. Mr. Sutton is a graduate of West Virginia University with a B.S./B.A. in Accounting. He has completed the Graduate School of Banking at the University of Wisconsin in Madison, Wisconsin and the Small Company Management Program conducted by the Harvard Business School.

    MICHAEL D. FLYNN, C.P.A. is Managing Partner of the Burlington, Vermont C.P.A. firm of Gallagher, Flynn & Company. He is Treasurer and a director of the Vermont Business Roundtable and a member of the Board of Advisors for the School of Business Administration of the University of Vermont. Mr. Flynn has served as Chair of the Vermont Chamber of Commerce, as the President of the Lake Champlain Chamber of Commerce, President of the Ethan Allen Club, and Chair of the Board of Rice Memorial High School. Prior to becoming a C.P.A., Mr. Flynn was in the field of marketing, serving as Director of Marketing Administration for the Head Ski Company. He is also a member of the Burlington Rotary Club and the Vermont Society of C.P.A.'s. Mr. Flynn holds a B.A. from Colby College and an M.B.A. from Harvard Business School.

    E. DAVID HUMPHREY is the President and Chief Operating Officer and on the Board of Vermont Federal. Before joining Vermont Federal, he served as President, Chief Executive Officer and a director of Eureka Savings Bank in Overland Park, Kansas from 1988 through 1991. From 1983 through 1988, he was Executive Vice President and Chief Operating Officer at Magnet Bank in Charleston, West Virginia, as well as being President of Magnet Mortgages, Inc. Mr. Humphrey is a director of the Chittenden County United Way Agency and a former director of the Greater Burlington YMCA. He holds a B.S. in Business Administration from West Virginia University.

    JOHN S. KIMBELL is the President and Chief Executive Officer of Vermont Gas Systems, Inc. Prior to joining Vermont Gas in 1989, he served as Assistant Vice President and subsequently as Vice President of Elizabethtown Gas Company in New Jersey. He is currently a trustee of Trinity College in Burlington, past President and Director of the Greater Burlington YMCA, Director of Chittenden United Way, and Vice Chairman and Director of the Vermont Business Roundtable. He is also Second Vice Chairman of the New England Gas Association. Mr. Kimbell holds a B.A. in Human Relations from Salem College in Salem, West Virginia and an M.B.A. from Fairleigh Dickinson University in New Jersey.

    GARRY T. MELIA is the managing partner of Melia & Osol, a law firm in Worcester, Massachusetts. Mr. Melia is a member of both the Massachusetts and Florida Bar Associations. He is also President and Director of several Massachusetts business corporations. From December 1987 through September 1995, Mr. Melia served on the Board of Directors of each of First Savings and Rockingham. Mr. Melia holds a Bachelors degree from Salem State College in Salem, Massachusetts and a J.D. from the University of Miami in Miami, Florida.

CERTAIN EXCHANGE ACT REPORTING MATTERS

    Garry Melia filed a Form 4 on September 8, 1995, reporting the purchase of 1,000 shares of the Company's common stock on April 7, 1994. This disclosure should have been reported on or before May 10, 1994.

CORPORATE GOVERNANCE AND OTHER MATTERS

    The Board of Directors has appointed an Executive Committee whose members currently consist of Mr. Sheppard (Chair), Ms. McKenzie, and Messrs. Cobb, Dwight and Pomerleau. Seven meetings of the Executive Committee were held during the year ended September 30, 1995. It is the Executive Committee's practice to meet on months when the full Board does not meet and additionally when matters arise that require action prior to the next regular meeting of the full Board. The Executive Committee acts on behalf of and may exercise all authority of, the full Board of Directors, except to the extent provided in the Company's Bylaws and applicable law.

    The Board of Directors has appointed an Audit Committee whose members currently consist of Messrs. Flynn (Chair), Kimbell and Melia. The Audit Committee reviews audit and budget procedures, internal controls at the Company, and the report and performance of the Company's independent auditors. The Audit Committee of the Company held three meetings during fiscal 1995. The Audit Committees of Vermont Federal and First Savings held four meetings and three meetings, respectively, during fiscal 1995.

    The Board of Directors of the Company has appointed a Nominating Committee, consisting of Messrs. Flynn (Chair), Melia and Sheppard, for selecting management's nominees for election as directors and has made its nominations for the 1996 Annual Meeting. The Company's Bylaws require that stockholder nominations for directors be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 30 days nor more than 90 days prior to the date of the Annual Meeting, unless notice or public disclosure of the date of the meeting occurs less than 40 days prior to the meeting, in which event stockholders may deliver such notice not later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Public disclosure of the date of the Annual Meeting was made by the issuance of a press release on November 9, 1995. A stockholder's notice of nomination must set forth certain information specified in Article II, Section 14 of the Company's Bylaws concerning the stockholder and each person the stockholder proposes to nominate for election. Stockholder nominations for the Annual Meeting are required to be received on or before January 8, 1996. The Company's Bylaws provide that no person may be elected as a director unless nominated in accordance with the procedures set forth in the Bylaws.

    The   compensation  and  responsibilities   of  the  Company's  Compensation
Committee are described in the report of that Committee which appears elsewhere in this Proxy Statement.

    During the year ended September 30, 1995, the Company's Board of Directors held eight meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

COMPENSATION OF DIRECTORS

    FEES. None of the Company's directors who are also executive officers receives directors' fees. The non-employee directors of the Company are paid an annual retainer of $7,500 and a $660 monthly fee. Meetings are held quarterly or more frequently when needed. Directors receive no fees for committee meetings attended. During fiscal 1995, the Chairman of the Board received an annual retainer of $15,000, (of which he donated $2,500 to the Company for special events), the Chairman of the Executive Committee received an annual retainer of $1,000, the Chairman of the Audit Committee received an annual retainer of $2,500, and the Chairman of the Compensation Committee received an annual retainer of $2,500.

    Two of the Company's non-employee directors (Ms. McKenzie and Mr. Pomerleau) also serve on the board of Vermont Federal and one non-employee director (Mr. Melia) also served on the board of First Savings. They are compensated for such service at the following rates: Ms. McKenzie and Mr. Pomerleau each receive an annual retainer of $5,800 and $450 for monthly board meetings attended, and $260 per meeting for serving on each additional committee. Mr. Pomerleau also receives a $10,400 fee as Chairman of the Vermont Federal Board (of which he donated $2,500 to Vermont Federal for special events). During fiscal 1995, Mr. Melia received a $1,500 annual retainer, $200 for board meetings attended and $175 for Executive Committee meetings attended, as a director of First Savings.

    The total amount of directors' fees paid or accrued by Eastern Bancorp for all current directors, as a group, in fiscal 1995 was $124,660. This does not include an additional $37,500 paid to such directors by the subsidiary banks. Assuming that the compensation arrangements for directors will be the same in 1996 as in 1995, aggregate directors' fees payable by Eastern Bancorp during fiscal 1996 are expected to be approximately $144,795, not including approximately $31,980 to be paid by Vermont Federal. The Company also reimburses non-employee directors for reasonable travel expenses incurred in connection with attendance at meetings.

    DEFERRED COMPENSATION PLAN. Eastern Bancorp and Vermont Federal have established a deferred compensation plan which permits all directors and any employee whose annual compensation exceeds a specified amount to defer payment of part or all of their compensation. Under the plan, non-employee director participants may elect to defer up to 100% of their director's fees and employee participants may currently elect to defer up to 50% of their compensation. The amounts deferred under the plan are adjusted periodically to reflect the value they would have had if they had been (i) deposited at Vermont Federal, (ii) invested in Eastern Bancorp stock or (iii) invested in specified mutual funds, whichever is designated in advance by the individual participant. Adjustments on deferred compensation that are treated as deposited at Vermont Federal are based on a rate equal to the Bank's cost of deposits at the end of the prior quarter. Amounts treated as if invested in Eastern Bancorp Stock or specified mutual funds are marked to market periodically based on changes in trading prices for Eastern Bancorp stock or such specified mutual funds assuming full reinvestment of dividends. In addition, the plan requires the Company to place in a so-called "rabbi" trust amounts equal to deferrals that are designated by participants for periodic adjustment based on the performance of specified mutual funds or Company stock. All deferred compensation, as adjusted over time, is payable to the participant or to his or her designated beneficiary or estate, if applicable, following termination of service as a director or employee for any reason. Such payments of deferred compensation are generally made in equal monthly installments over a period of two to ten years, depending on the amount of deferred account balances.

    STOCK OPTIONS. Under the Company's 1987 Stock Option Plan, as currently in effect (the "Plan"), each non-employee director is eligible to receive, upon election to the Board, a one-time option grant covering 2,500 shares of the Company's common stock at a per-share option exercise price not less than the then fair market value of such stock (a "fair market value exercise price"), subject to the availability of shares under the 1987 Option Plan. Thereafter, on the date of each of the next five Annual Meetings, each such director is entitled to receive an additional option grant covering 1,000 shares at the then fair market value exercise price, provided he or she continues as a director following such Annual Meeting. Such options are non-statutory options, have a term of 10 years, and are subject to a one-year holding period prior to exercise. The maximum number of shares that may be granted to all non-employee directors is 30% of the shares covered by the Plan. The Company's eight non-employee directors (Ms. McKenzie and Messrs. Dwight, Flynn, Kimbell, Melia, Pomerleau, Sheppard and Sutton) have already received option awards covering 34,000 shares in the aggregate, having exercise prices ranging from $8.50 to $23.75 per share, and are scheduled to receive additional option awards covering 26,000 shares in the aggregate between 1996 and 2000, assuming their continued service as directors.

                             EXECUTIVE COMPENSATION

SUMMARY

    The following table sets forth certain information concerning the annual and long-term compensation paid or accrued to or for the benefit of (i) the Company's Chief Executive Officer and (ii) the other four most highly paid executive officers of the Company whose annual salary and bonuses exceeded $100,000 for services rendered during the year ended September 30, 1995 together with the annual and long-term compensation paid or accrued to or for the benefit of the same individuals (the "Named Executive Officers") for services rendered during the years ended September 30, 1993 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term Compensation (1)
                                                                                   ------------------------------
                                                      Annual Compensation (1)
                                                   -----------------------------          Awards
                                                                        Other      --------------------   Payouts
                                                                        Annual     Restricted             -------
                                                                       Compen-       Stock      Options    LTIP       All Other
      Name and Principal Position         Year      Salary    Bonus   sation (2)     Awards       (#)     Payouts  Compensation (3)
---------------------------------------  -------   --------  -------  ----------   ----------   -------   -------  ----------------
John A. Cobb, President and              1995      $224,977  $68,015   $ --         $ --          --      $ --       $16,620(4)
  Chief Executive Officer of             1994      $217,673  $62,027   $ --         $ --          --      $ --       $22,530(5)
  the Company                            1993      $207,685  $78,750   $ --         $ --        75,000    $ --       $21,013(6)
E. David Humphrey, Executive Vice        1995      $184,504  $63,950   $ --         $ --          --      $ --       $16,620(7)
  President of the Company,              1994      $176,287  $55,000   $ --         $ --          --      $ --       $21,307(8)
  President of Vermont Federal           1993      $163,341  $57,140   $ --         $ --        40,000    $ --       $18,187(9)
Steven F. Shea, Executive                1995      $161,953  $43,072   $ --         $ --          --      $ --       $10,016(10)
  Vice President of the Company          1994      $154,936  $18,271   $ --         $ --          --      $ --       $10,016(10)
  President of First Savings             1993      $148,207  $22,425   $ --         $ --        35,000    $ --       $10,016(10)

--------------------------
 (1) Includes amounts that would have been paid in cash to such persons during such fiscal years but for the deferral of such payments.

 (2) Other compensation to any executive officer in the form of personal benefits, including the use of a company car and the payment of club dues, has been omitted pursuant to applicable regulations of the Securities and Exchange Commission, since such compensation constituted less than 10% of such officer's salary and bonuses for the year.

 (3) Amounts for 1993 and 1994 are adjusted in accordance with Section 415 of the Internal Revenue Code and reflect amounts earned during the fiscal year indicated.

 (4) Comprised of $12,120 Company contribution to Mr. Cobb's 401(k) account and $4,500 Company contribution to Mr. Cobb's Employee Stock Ownership Plan ("ESOP") account; amount of Company contribution to Mr. Cobb's Supplemental Deferred Compensation Plan account has not yet been determined.

 (5) Comprised of $14,376 Company contribution to Mr. Cobb's 401(k) account and $5,366 Company contribution to Mr. Cobb's ESOP account and a $2,788 Company contribution to Mr. Cobb's Supplemental Deferred Compensation Plan account.

 (6) Comprised of $15,881 Company contribution to Mr. Cobb's 401(k) account and $5,132 Company contribution to Mr. Cobb's ESOP account.

 (7) Comprised of $12,120 Company contribution to Mr. Humphrey's 401(k) account and $4,500 Company contribution to Mr. Humphrey's ESOP account; amount of Company contribution to Mr. Humphrey's Supplemental Deferred Compensation Plan account has not yet been determined.

 (8) Comprised of $11,906 Company contribution to Mr. Humphrey's 401(k) account and $6,601 Company contribution to Mr. Humphrey's ESOP account and a $2,800 Company contribution to Mr. Humphrey's Supplemental Deferred Compensation account.

 (9) Comprised of $12,387 Company contribution to Mr. Humphrey's 401(k) account and $5,800 Company contribution to Mr. Humphrey's ESOP account.

(10) Represents the cost to the Company of life insurance benefits obtained for such Named Executive Officer.

OPTION GRANTS

    No options were awarded to any of the Company's Named Executive Officers during Fiscal Year 1995.

YEAR-END OPTION TABLE

    The following table sets forth certain information concerning exercises of stock options by the Named Executive Officers during the year ended September 30, 1995 and the number and value of unexercised options held by each of such executive officers on September 30, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                                  Number of               Value of Unexercised
                                                           Unexercised Options at         In-The-Money Options
                                  Shares                       Fiscal Year-End           at Fiscal Year-End (1)
                                Acquired on    Value     ---------------------------   ---------------------------
                                 Exercise     Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
                                -----------   --------   -----------   -------------   -----------   -------------
John A. Cobb                       --          $--         105,000         --          $ 1,005,000       --
E. David Humphrey                  --          $--          50,000         --          $   517,500       --
Steven F. Shea                     --          $--          48,000         --          $   455,750       --

--------------------------
(1) Represents the difference between the exercise price and the closing sale price of Eastern Bancorp's common stock on Nasdaq on the final trading day of the fiscal year which was $22.75.

SUPPLEMENTAL DEFERRED COMPENSATION PLAN

    Executive officers of the Company including the Named Executive Officers are eligible to participate in the deferred compensation plan described under "-- Compensation of Directors." Under a separate supplemental plan (the "Supplemental Plan"), the Company matches amounts deferred by officers and employees of the Company (but not directors) up to specified maximum amounts equal to the difference between the maximum Company match permitted under the 401(k)/ESOP Plan pursuant to federal income tax law prior to 1993 and the maximum Company match permitted under current law. Pursuant to the Supplemental Plan, a Company match, which has not yet been determined, will be credited to the accounts of Messrs. Cobb and Humphrey for the fiscal year ended September 30, 1995. The amounts credited for the fiscal year ended September 30, 1994 for Messrs. Cobb and Humphrey were $2,788 and $2,800, respectively. If they elect to defer the maximum amount of compensation which qualifies for matching pursuant to the Supplemental Plan, the Supplemental Plan will provide a maximum Company match of $4,312 for Mr. Cobb (.$50 for every one dollar Mr. Cobb contributes, provided that the total Company match under the 401(k) Plan and the Supplemental Plan shall not exceed 3% of Mr. Cobb's total compensation), and $3,417 for Mr. Humphrey (.$50 for every one dollar Mr. Humphrey contributes, provided that the total Company match under the 401(k) Plan and the Supplemental Plan shall not exceed 3% of Mr. Humphrey's total compensation). Each Company match is to be fully vested for participants having two or more years of service with the Company.

FIRST SAVINGS PENSION PLAN

    First Savings, as a participating employer of the Financial Institutions Retirement Fund, has maintained a qualified non-contributory defined benefit pension plan for its eligible employees, the rights and obligations of which were assumed by Vermont Federal pursuant to the Merger Agreement (the "First Savings pension plan"). All employees of First Savings (other than employees hired after attaining age 60) have been eligible to participate in the plan upon attaining age 21 and completing one year of service. At September 30, 1995, Mr. Shea, who was 52 years old, had ten years of credited service under the First Savings pension plan. The Company intends to terminate the First Savings pension plan and offer, in lieu of such plan, participation in the Company's 401(k)/ ESOP plan.

    Benefits under the First Savings pension plan are funded by contributions made by First Savings and are determined according to a formula which provides a participant with an annual benefit for his or her lifetime equal to the product of (i) the participant's years of service, multiplied by (ii) 2% of his or her average annual salary for the three consecutive years out of the entire length of service which produces the highest average. Annual salary for this purpose consists of the salary and bonus set forth in the Summary Compensation Table above, exclusive of any other type of compensation. Benefits under the First Savings pension plan are not subject to offset for Social Security payments. Participants in the plan become 100% vested in their benefits under the plan upon completion of five years of service. Provisions for early retirement, disability and deferred retirement termination and pre-retirement death benefits are also included in the plan. Unless another form of payment is elected, retirement benefits are distributed as a straight life annuity with a 12-times (normal form) death benefit.

    The following table illustrates annual pension plan benefits at age 65 under the First Savings pension plan for specified years of service and specified levels of average compensation for the three highest consecutive years.

                               PENSION PLAN TABLE

  Highest
   3 Year                                 Years of Service
  Average          --------------------------------------------------------------
Compensation         15           20            25            30            35
------------       -------      -------      --------      --------      --------
$  125,000         $37,500      $50,000      $ 62,500      $ 75,000      $ 87,500
$  150,000         $45,000      $60,000      $ 75,000      $ 90,000      $105,000
$  175,000         $52,500      $70,000      $ 87,500      $105,000      $109,091
$  200,000         $60,000      $80,000      $100,000      $109,091      $109,091

    Benefits payable in any year will be subject to a limitation imposed by the Internal Revenue Code. This annual limitation was $109,091 for 1995 and is subject to increases in subsequent years to reflect cost-of-living changes.

    First Savings has entered into an agreement with Mr. Shea which provides him with supplemental retirement benefits. Under the agreement, if Mr. Shea's employment terminates after attaining age 65, he is entitled to a benefit of 20% of his then current base salary for 15 years. Mr. Shea is entitled to a reduced benefit after attaining age 50 upon termination of employment. Such reduced benefit equals the benefit he would have been entitled to upon reaching age 65 reduced 5% for each year prior to age 65 that payments commence. Under this supplemental plan, Mr. Shea would receive a minimum benefit of $13,060 per year for 15 years if he were to retire at age 53 in 1995 and a maximum benefit of approximately $58,644 per year for 15 years if he were to retire at age 65 in 2007 (assuming a 5% annual rate of increase in his base salary).

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    Mr. Cobb has entered into a written employment contract with the Company and Mr. Humphrey has entered into written employment contracts with Vermont Federal and the Company. These contracts are uniform except with respect to title and capacity, responsibilities and duties, salary level and location of employment.

    Each executive has a contract that provides for his participation on an equitable basis in all of the Company's bonus and fringe benefit plans, subject to applicable eligibility requirements. Each contract prohibits base salary reductions except as part of a general reduction in the compensation of all executive officers. The Company may not materially increase or decrease the executive's duties.

    The contracts currently provide for a term ending December 31, 1996. Prior to December 31, 1995, when the remaining term of the contract will be one year, the Company and the executive may mutually agree to extend the term to two years. Further annual extensions are permitted, provided that the term of the contract never exceeds two years. The executive is prohibited from resigning as an employee during the term of the contract except in some circumstances following a change in control, as described below. Following any breach of this provision, the Company is entitled to have the executive enjoined from working for another bank or thrift institution in Vermont or New Hampshire or certain other states during the remaining term. Termination for cause or voluntary resignation also requires the employee to forfeit any bonus accruing for the year of termination or resignation and to repay to the Company six months' base salary. The Company is entitled to terminate the executive at any time with or without cause (which is defined to include willful misconduct, willful violation of any law or regulation, incompetence measured against standards generally prevailing in the banking industry, and in various circumstances required by applicable banking regulations). Termination without cause requires the payment of severance pay in a lump sum equal to the executive's base salary over the remaining term of the contract (or, in Mr. Cobb's case, a minimum of 18 months), plus continuation of employee benefits during such period. Such payment is not to be reduced by any compensation which the executive may subsequently earn from other sources.

    Special rules apply if there is a change in control (as defined in the contract) of the Company or Vermont Federal during the term of the employment agreement. If the executive were to be terminated by the Company or Bank other than for cause in connection with or within one year after such a change in control, he would be entitled to receive a lump sum cash payment (in lieu of his regular severance pay) equal to three times his average annual compensation includible in his gross income for federal income tax purposes with respect to the five most recent taxable years ending prior to such change in control (or such portion thereof as he was a full-time employee of the Company or Bank), less one dollar and less any special bonus paid in connection with the change in control. If for good reason, as defined, in connection with or within one year after a change in control, the executive were to terminate his employment voluntarily he would be entitled to receive a lump sum cash payment equal to two times his then current salary (but not less than his salary for the fiscal year preceding the change in control). "Good reason" includes a reduction in compensation, a forced relocation, a material increase in the executive's duties, or a material decrease in the executive's position. The executive is not entitled to receive any of the foregoing payments to the extent that such payments would be considered "excess parachute payments" under the Internal Revenue Code of 1986, as amended (the "Code"). In addition, federal legislation authorizes the FDIC under certain circumstances to prohibit or limit payments that are contingent on the termination of a person's employment with an insured depository institution or holding company such as Vermont Federal or the Company.

    In connection with the merger of First Savings into Vermont Federal, Mr. Shea's employment contract was amended to provide for the right of either Mr. Shea or the Company to terminate Mr. Shea's employment at any time prior to April 1996, with or without stated cause. Upon such termination, the Company would pay Mr. Shea a lump sum equal to the total amount of salary which he would have received had he remained employed by the Company through October 1, 1998 assuming no change in salary during such period. Apart from this special provision, the regular termination date under Mr. Shea's contract is December 31, 1998, subject to annual one-year extensions at the parties' mutual election commencing on December 31, 1996. In other respects, Mr. Shea's employment and severance provisions are substantially similar to those under the Company's employment agreement with Mr. Humphrey.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Company's Compensation Committee (which consists of Mr. Pomerleau (Chair), Ms. McKenzie and Messrs. Dwight, and Melia) has ever been an officer or employee of the Company or any of its subsidiaries. Mr. Dwight and Mr. Pomerleau have outstanding loans from Vermont Federal. In the Board's estimation, such loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity any of whose executive officers served as a director of the Company or member of the Company's Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE

THE COMPENSATION COMMITTEE AND ITS RESPONSIBILITIES

    The Compensation and Options Committee (the "Committee") of Eastern Bancorp, Inc. ("Eastern Bancorp" or the "Company") consists of four directors who are not officers or employees of the Company: Mr. Pomerleau, Chairman, Ms. McKenzie and Messrs. Dwight, and Melia. The Committee met three times in Fiscal 1995. The Committee met in November 1994 to review officers' performance and determine bonus awards. The Committee met in December 1994 to set salary adjustments for executive officers and to renew executive officers' contracts for an additional year. The Committee met in July 1995 to amend the employment contract for Mr. Shea and to adopt a housing relocation plan for Mr. Cobb necessitated by the merger of the Company's subsidiaries Vermont Federal Bank, FSB ("Vermont
Federal") and First Savings of New Hampshire ("First Savings") and the subsequent relocation of the Company's headquarters to New Hampshire.

    The Committee also administers the Company's stock option plans and awards stock options to employees. None of the Committee members is currently eligible to receive stock option awards other than pursuant to a fixed formula for all outside directors set forth in the Company's 1987 Stock Option Plan. (This formula was amended, with stockholder approval, at the 1994 Annual Meeting.) The Committee met in November 1995 to award options to certain employees of the Company and its subsidiaries. In accordance with applicable regulations under the Securities Exchange Act of 1934, as amended, the Committee's awards of options to executive officers are not subject to review by the full Board of Directors, because the Board includes executive officers among its members.

    The Committee regularly solicits the views of Mr. Cobb, the Company's chief executive officer, in regard to the performance of other executive officers and their compensation, as well as management's perspective on executive compensation generally, but Mr. Cobb is not a member of the Committee and takes no part in the Committee's deliberations or decisions.

    Vermont Federal Bank, FSB ("Vermont Federal") has its own compensation committee. Directors Pomerleau and McKenzie sit on Vermont Federal's compensation committee, together with two other directors of that institution. Prior to its merger into Vermont Federal on October 1, 1995, First Savings had no compensation committee. All compensation decisions were made by the full Board of Directors, with Mr. Shea abstaining. The compensation committee of the Company and Vermont Federal and the Board of Directors of First Savings had no material disagreements about executive compensation matters during 1995.

PRINCIPLES OF EXECUTIVE COMPENSATION

    The Compensation Committee believes in a policy of setting the base salaries of the Company's executive officers after considering closely the median salary levels of peer groups of comparable financial institutions, with annual cash bonuses and other forms of incentive compensation reflecting the Company's financial performance and/or the Committee's assessment of individual performance. The overall strategy is to provide for competitive compensation when performance meets business objectives; above average compensation for better than expected performance; and moderate compensation if performance falls short of plan. Under this strategic umbrella, base salary is intended to be competitive, the annual bonus is the primary indicator of performance, and long-term equity incentives are intended to align executive and stockholder interests.

SPECIFIC COMPENSATION ELEMENTS

    BASE SALARIES. The base salary of each of Eastern Bancorp's executive officers was originally negotiated at arm's length by Eastern Bancorp and the executive prior to the executive's joining the Company. In negotiating such salaries, Eastern Bancorp was mindful of peer group data for officers of comparable experience. In Mr. Shea's case, Eastern Bancorp assessed the salary that Mr. Shea was receiving from First Savings, prior to its acquisition by Eastern Bancorp in 1989, and concluded that such salary was within Eastern Bancorp's overall salary guidelines. Since being hired, the executives' base salaries have been adjusted annually in light of peer group trends.

    In reviewing peer group base salary data, the Committee uses published information from available survey sources as well as more detailed analysis of up to 19 thrift institutions located in the Northeast which are reasonably comparable in size to the Company in terms of total assets. These 19 thrift institutions are identified by SNL Securities Inc. annually, most recently in 1994, using a seven-step formula based upon relative size and geographic proximity. The composition of this 19-member group may vary from year to year in accordance with the seven-step formula. From these 19 institutions, the Company has excluded seven this year because they do not engage in significant lending, are in danger of failing, have been acquired, or exhibit other material dissimilarities from the Company's line of business, and substituted two Vermont commercial banks which were selected by the Company and which are engaged in activities more closely aligned to the Company's lines of business. While the Company does not believe that compensation structures for commercial banks generally parallel compensation structures for thrift institutions, the two Vermont commercial banks are believed to constitute an exception. Those 14 institutions that were initially identified by SNL Securities, Inc. in 1993 that are still independently owned are included in the peer group which was used in measuring the Company's relative stock performance in the graph which is contained in the Company's proxy statement for its 1996 annual meeting (the "Proxy Statement,") together with a few other Vermont depository institutions, most of which are commercial banks. The Company retains an independent employment benefits consulting firm, William M. Mercer, Inc., to research the marketplace, report on peer group data, and provide recommendations respecting the Company's executive compensation program.

    CASH BONUSES: Under the Company's Short Term Incentive ("STI") Plan, individual bonuses have been awarded to the named executives under a formula providing for bonuses equal to stated percentages of base compensation ranging from 10% to 50% to the extent that certain criteria are attained. Threshold, target and maximum goals have been established for Eastern Bancorp and each Bank in terms of return on equity ("ROE") as compared with budget and as compared with peer group results ("Financial Criteria"). Each Financial Criterion has been assigned a separate weighting. A separate weighting may also be assigned to the Committee's assessment of the executive's accomplishments during the year in relation to a list of personal goals and objectives, prepared early in the year and approved by the Committee ("Individual Performance Criteria"). Goals and objectives are specific to an executive's individual responsibilities and typically include the implementation of new policies and practices in certain areas, the analysis of other areas with a view towards developing and proposing new policies and practices, the development of new business initiatives and the correction of substandard or disappointing aspects of operations.

    Mr. Cobb has an STI formula which includes Company-wide ROE. Mr. Humphrey has an STI formula which includes Company-wide ROE, Vermont Federal ROE and Individual Performance Criteria. Mr. Shea had an STI formula which included Company-wide ROE, First Savings ROE and Individual Performance Criteria. Following the merger of First Savings into Vermont Federal, Mr. Shea's STI formula will include Company-wide ROE, Vermont Federal ROE and Individual Performance Criteria. The weightings of the various Criteria differ from executive to executive. Mr. Cobb's STI formula is described in greater detail under "Chief Executive Officer's Compensation."

    Except as the  Committee may otherwise  determine in unusual  circumstances,
(1) no bonuses whatsoever will be paid with respect to any year in which the Company sustains a loss from operations and (2) no bonus whatsoever will be paid to an individual whose STI formula includes Individual Performance Criteria unless the Committee determines that such individual's performance met at least a threshold level under such Criteria.

    FRINGE BENEFITS. As with base salaries, the Committee considers that each Company executive should have fringe benefits that are generally comparable to the fringe benefits offered by peer institutions. These include group medical and life insurance coverage, reimbursement of relocation expenses and access to the Company's 401(k)/ESOP and deferred compensation and education plans. In Mr. Shea's case, in lieu of participation in the 401(k)/ESOP, the Company has continued Mr. Shea's participation in the defined-benefit pension plan that covered him and all other First Savings employees prior to Eastern Bancorp's acquisition of First Savings. With the merger of First Savings on October 1, 1995 the Company intends to terminate the First Savings deferred-benefit pension plan and offer, in lieu of such plan, participation in the Company's 401(k) ESOP plan.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162 (M)

    Section 162 (m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most-highly-compensated executive officers. Qualifying compensation will not be subject to the deduction limit if certain requirements are met. Although the Company has not paid any of its executive officers annual compensation over $1 million and has no plans to do so, it has established a limit on option grants to employees in a manner that complies with the provisions of the statute.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    When Mr. Cobb joined Eastern Bancorp as President in 1988, the terms of his employment contract were substantially identical to those of his predecessor's contract, and his base salary was negotiated at arm's length within the principle of comparability to peer group compensation levels. Subsequently, Mr. Cobb's base salary has increased, and cash bonuses have been awarded to him, as described above. For fiscal 1995, Mr. Cobb was eligible under the STI Plan to receive a bonus of between 20% and 50% of base salary based entirely on Eastern Bancorp's attainment of Financial Criteria. One-half of such bonus was based on Eastern Bancorp's attainment of its budgeted ROE between a threshold of 80% of budget (which would result in a bonus equal to 10% of base pay) and a maximum of 120% of budget (which would result in a bonus equal to 25% of base pay).
One-half of such bonus was based on Eastern Bancorp's attaining between a threshold of 80% of median peer group ROE (which would result in a bonus equal to 10% of base pay) and a maximum of 120% of median peer group ROE (which would result in a bonus equal to 25% of base pay). Based on Eastern Bancorp's ROE, Mr. Cobb received a bonus equal to 30.23% of his base compensation. If neither ROE threshold had been attained, Mr. Cobb would have received no bonus.

CONCLUSION

    The Compensation Committee constantly reviews the Company's compensation policies and makes changes when it believes changes are warranted.

    The Committee intends to continue to take a proactive role in reshaping the Company's compensation policies, as warranted, from time to time.

                                          Respectfully submitted,

                                          Ernest A. Pomerleau, Chairman
                                          John K. Dwight
                                          Mary Alice McKenzie
                                          Garry T. Melia

                            STOCK PERFORMANCE GRAPH

    The chart which appears below sets forth the percentage change, on an annual basis, in the cumulative total return of the Company's common stock since September 28, 1990 (the last trading day of fiscal 1990) through September 30, 1995 (the last trading day of fiscal 1995). For comparative purposes, changes in the cumulative total return on two indices of publicly traded stocks (the "Indices") are also set forth on the chart.

    The S&P 500 Index reflects the total return of a group of stocks in a cross-section of industries. All of these stocks have substantially larger market capitalizations than the Company. The second Index tracks a peer group which includes thrift institutions located in the Northeast which are reasonably comparable in size to the Company in terms of total assets. Nineteen such thrift institutions were originally identified in 1993 by SNL Securities Inc., using a seven-step formula based upon relative size and geographic proximity. The composition of this group may decline from year to year as members of the original 19-member group cease to be independently owned: currently there are 14 institutions. To these institutions the Company initially added in 1993 four Vermont banks of comparable size which were excluded from the original 19-member group because they are commercial banks rather than thrift institutions, and one Vermont thrift institution which was excluded because its assets were slightly less than half the size of the Company's assets. The changes that have been made in the peer group this year are the deletion of four institutions in the original peer group and the Vermont thrift institution, which are no longer independently owned. Some of the 18 institutions in the 1995 peer group have larger market capitalizations than the Company and some have smaller market capitalizations.

    The chart begins with an equal base value of $100 for the Company's stock and for each of the Indices in September 1990 and reflects year-end closing prices and dividends paid thereafter by the Company and by the companies which comprise the Indices. The chart assumes full reinvestment of such dividends.

    Information about the Indices has been obtained from sources believed to be reliable, but neither the accuracy nor the completeness of such information is guaranteed by the Company.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        Among Eastern Bancorp, Inc., The S&P 500 Index and A Peer Group

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            EASTERN BANCORP, INC.    PEER GROUP     S & P 500
9/90                           100            100          100
9/91                            96            120          131
9/92                            98            174          146
9/93                           224            255          165
9/94                           304            300          171
9/95                           317            381          221

                                        Cumulative Total Return
                                ---------------------------------------
                                9/90   9/91   9/92   9/93   9/94   9/95
                                ----   ----   ----   ----   ----   ----
Eastern Bancorp, Inc.            100     96     98    224    304    317
Peer Group                       100    120    174    255    300    381
S&P 500                          100    131    146    165    171    221

* $100 invested on 09/30/90 in Stock or Index -- including reinvestment of dividends. Fiscal year ending September 30.
--------------------------
(1) The peer group consists of American Bank of Waterbury, Banknorth Group, Inc., Chittenden Corporation, Central Co-Operative Bank, Community
    Bancshares, Inc., Cooperative Bank Savings, Inc., Eagle Financial Corporation, Framingham Savings Bank, Grove Bank, Hibernia Savings Bank, Lawrence Savings Bank, Lexington Savings Bank, Merchants Bancshares Inc., New Milford Bank and Trust Co., Sandwich Cooperative Bank, Shelton Bancorp, Somerset Savings Bank, and Vermont Financial Services Corporation.

CERTAIN TRANSACTIONS

    Vermont Federal offers home and other loans to its directors, officers and other employees. These loans are made in the ordinary course of business and in the judgment of management do not involve more than the normal risk of collectibility. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, except that prior to enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), loan origination fees that would otherwise be payable on certain types of such loans were reduced or not charged. Loans to directors and executive officers are in an aggregate amount which equals less than 1% of stockholders' equity at September 30, 1995.

    The following table sets forth information, as of September 30, 1995, with regard to loans made by Vermont Federal to directors and executive officers of the Company in aggregate amounts greater than $60,000.

                                          Highest Amount
                                            Outstanding       Unpaid Balance       Interest Rate
                                               Since              as of                as of
         Name and Type of Loan            October 1, 1994   September 30, 1995   September 30, 1995
----------------------------------------  ---------------   ------------------   ------------------
John A. Cobb
  First Mortgage Loan...................     $340,705            $337,495               7.50%
John K. Dwight (a)
  Equity Credit Line....................      105,615             104,513              10.80
  Credit Card...........................        1,661                 913              14.40
  Credit Card...........................        1,397               1,609              14.40
  Credit Card...........................        1,251                  66              14.40
  Credit Card...........................       11,074               5,415              14.40
Steven F. Shea
  First Mortgage Loan...................       78,611              70,286              6.875

---------------------
(a) Mr. Dwight is guarantor on a $45,000 Commercial Loan to JAB Marine, LTD/John Buffington granted September 28, 1995. The unpaid balance was $181 as of September 30, 1995 and the loan's interest rate is prime + 2% adjusted annually (10.75%). Mr. Dwight has no ownership or interest in JAB Marine, LTD.

    Under FIRREA, all loans and extensions of credit by an insured institution to its executive officers and directors, or executive officers and directors of its parent company, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Loan programs providing for lower interest rates on loans to directors and executive officers or the waiver of loan origination fees normally charged to unaffiliated borrowers are no longer permitted. In addition, a loan made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

    The Office of Thrift Supervision ("OTS") adopted additional regulations in 1992, governing loans and other extensions of credit made by OTS-regulated institutions, such as Vemont Federal to their executive officers, directors, principal shareholders and all related interests of such individuals or entities (collectively, "Affiliates"). The restrictions contained in these regulations are in addition to those summarized in the paragraph immediately above and limit the aggregate dollar amount of such loans or extensions of credit made (i) to any Affiliate and (ii) to all Affiliates as a group. The regulations also require prior approval of Vermont Federal's Board of Directors and certain other procedural standards for loans and other extensions of credit made to any Affiliate which (when added to the amount of all loans made to all related interests of such Affiliate) exceed the higher of $25,000 or 5% of the Bank's unimpaired capital and unimpaired surplus. The regulations further restrict loans to executive officers (other than loans made to finance the education of such officer's children, or to finance the purchase, construction, or improvement of a residence of the executive officer) so as not to exceed 2.5% of capital and unimpaired surplus of the Banks up to a maximum of $100,000. Vermont Federal's policy regarding loans to its directors and executive officers complies with the requirements of FIRREA and the 1992 regulations.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

    The Board of Directors has appointed the firm of KPMG Peat Marwick LLP to act as independent auditors for the Company for the fiscal year ending September 30, 1996, subject to ratification of such appointment by the Company's stockholders. KPMG Peat Marwick LLP has served as the Company's auditors since 1991, and previously served from 1968 to 1987.

    Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG Peat Marwick LLP to audit the books and accounts of the Company for the fiscal year ending September 30, 1996. No determination has been made as to what action the Board of Directors would take if the stockholders do not ratify the appointment.

    A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                           STOCK OWNED BY MANAGEMENT

    The following table sets forth information as of September 30, 1995 with respect to the amount of the Company's common stock beneficially owned by (i) each director, (ii) each of the Named Executive Officers and (iii) all current directors and executive officers of the Company as a group.

                                                                                         Percentage
                                                                    Amount and               of
                                                                     Nature of          Common Stock
Name and Positions with the Company                           Beneficial Ownership(a)   Outstanding
------------------------------------------------------------  -----------------------   ------------
W. Stevens Sheppard.........................................           28,000(b)(c)         1.17%
  Chairman of the Board
John A. Cobb................................................          127,823(d)            5.11%
  President, Chief Executive Officer and Director
John K. Dwight..............................................            7,800(b)(c)        *
  Director
Michael D. Flynn............................................            3,600              *
  Director
E. David Humphrey...........................................           60,044(d)            2.45%
  Director
John S. Kimbell.............................................            3,800(b)           *
  Director
Mary Alice McKenzie.........................................            4,041(b)           *
  Director
Garry T. Melia..............................................            4,100(b)           *
  Director
Ernest A. Pomerleau.........................................            8,500(b)           *
  Director
Steven F. Shea..............................................           59,500               2.43%
  Director
James M. Sutton.............................................          235,000(e)            9.80%
  Director
All directors and executive officers as a group (13                   547,401              20.82%
 persons)...................................................

---------------------
 *   Less than 1%.

(a) In accordance with Rule 13d-3 under the 1934 Act, a person is deemed to be the beneficial owner of a security for purposes of the Rule if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. All persons shown in the table have sole investment and voting power except as otherwise indicated. The table includes 231,300 shares of Eastern Bancorp common stock subject to outstanding stock options which are exercisable by directors and officers of the Company within 60 days after September 30, 1995. Of such shares, the beneficial ownership interests of the named persons are as follows: Mr. Cobb -- 105,000 shares; Mr. Dwight -- 3,500 shares; Mr. Flynn -- 3,500 shares; Mr. Humphrey -- 50,000 shares; Mr. Kimbell -- 3,500 shares; Ms. McKenzie -- 3,500 shares; Mr. Melia -- 3,500 shares; Mr. Pomerleau -- 3,500 shares; Mr. Shea -- 48,000 shares; and Mr. Sheppard -- 3,500 shares.

(b)  Excludes  6,904, 1,885,  1,885, 4,290, 466,  1,885 shares  purchased by the
     Company through the Eastern Bancorp Director's Deferred Compensation Trust to cover obligations of the Company to Messrs. Sheppard, Dwight, Melia, Pomerleau, Kimbell, and Ms. McKenzie, respectively. Such directors do not have power to vote or dispose of such shares.

(c) Mr. Sheppard's share amount includes 3,000 shares individually owned by his wife as to which Mr. Sheppard disclaims beneficial ownership. Mr. Dwight's share amount includes 1,200 shares held in trust for his two children.

(d)  Includes amounts purchased through the 401(k)/ESOP.

(e) Includes 178,500 shares owned by JMS Investors, Ltd., 7,600 shares owned through an IRA, 3,000 shares owned by Mr. Sutton as custodian for his children, 3,300 shares owned by Mr. Sutton's wife, and 42,600 shares owned by Mr. Sutton's wife as custodian for their children.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth information as of September 30, 1995 with respect to the ownership of shares of common stock of the Company by each person believed by management to be the beneficial owner of more than five percent of the Company's outstanding common stock. The information is based on the most recent Schedule 13D or 13G filed on behalf of such person or other information made available to the Company.

                                                                                      Percentage
                                                                   Amount and             of
                                                                   Nature of         Common Stock
Name and Address of Beneficial Owner                          Beneficial Ownership   Outstanding
------------------------------------------------------------  --------------------   ------------
Kramer Spellman, L.P........................................       217,300(1)           9.06%
2050 Center Avenue, Ste. 300
Fort Lee, NJ 07024
James M. Sutton.............................................       235,000(2)           9.80%
6402 South Troy Circle
Englewood, CO 80111-6424

---------------------
(1) The two general partners of Kramer Spellman, L.P., (Orin S. Kramer and Jay Spellman) share voting and dispositive power over these shares.

(2) Includes 178,500 shares owned by JMS Investors, Ltd., 7,600 shares owned through an IRA, 3,000 shares owned by Mr. Sutton as custodian for his children, 3,300 shares owned by Mr. Sutton's wife, and 42,600 shares owned by Mr. Sutton's wife as custodian for their children.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
             TO BE PRESENTED AT 1997 ANNUAL MEETING OF STOCKHOLDERS

    Any stockholder of the Company who intends to present a proposal for action at the 1997 annual meeting expected to be held on or about February 6, 1997 must file a copy thereof with the secretary of the Company not less than 30 days nor more than 90 days prior to the date of the annual meeting (i.e., no later than January 7, 1997, and no earlier than November 8, 1996), unless notice or public disclosure of the meeting occurs less than 40 days prior to the date of the meeting, in which event stockholders may deliver such proposal not later than the tenth day following the day on which notice of the meeting was mailed or public disclosure thereof was made. If the proposal or proposals are to be included in the Company's proxy statement and form of proxy relating to the 1997 annual meeting, they must be received by August 31, 1996 pursuant to the proxy soliciting rules of the Securities and Exchange Commission ("SEC"). Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy relating to the 1997 annual meeting any stockholder proposal which does not meet all the requirements for inclusion established by the SEC in effect at the time such proposals are received.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters are properly brought before the Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                                          By Order of the Board of Directors

                                          W. Stevens Sheppard
                                          Chairman of the Board
Dover, New Hampshire
December 29, 1995